Exhibit 99.14

AMENDMENT TO THE
INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT, dated as of June 3, 2009 (this “Amendment”), is entered into by and between Ramius LLC. (“Ramius”), a Delaware limited liability company (f/k/a Ramius Capital Group, L.L.C. and successor by assignment from Ramius Securities, L.L.C.) (“Manager”), and Alpine Cayman Islands Limited (f/k/a Bank Austria Cayman Islands Limited) (“Client”).

WHEREAS, Manager and Client previously entered into that certain Investment Management Agreement, dated as of October 1, 1999 (the “Original Agreement”); and

WHEREAS, Manager and Client previously amended the Original Agreement pursuant to that certain First Amendment to Investment Management Agreement, dated as of October 1, 1999, and that certain Second Amendment to Investment Management Agreement, dated as of December 20, 2002 (the “Prior Amendments”); and

WHEREAS, Manager and Client previously amended and restated the Original Agreement to incorporate the provisions of the Prior Amendments and to make such additional amendments to the Original Agreement, as previously amended, as are set forth in that certain Amended and Restated Investment Management Agreement dated as of June 3, 2003 (the “Amended and Restated Agreement”); and

WHEREAS, Manager and Client desire to further amend the Amended and Restated Agreement to make such additional amendments to the Amended and Restated Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein, Manager and Client mutually agree as follows:

1.             Section 5 of the Amended and Restated Agreement is hereby amended in its entirety by replacing such section with the following:

Section 5.          Management Fee.

On each Management Fee Payment Date, Client shall pay to Manager a cash fee (the “Management Fee”) in respect of the Management Fee Period ended immediately prior to such date as calculated below:

[******************]

2.             Section 13 of the Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following as Sections 13(a)-(e) thereof:

(a)           Minimum Investment Amount.  Anything in this Agreement or any other agreement in respect of the Account to the contrary notwithstanding (but subject to Section 13(e) and the last sentence of this Section 13(a)), Client shall not withdraw (other than pursuant to Section 13(c) or (d)) any portion of its investment in the Account such that as a consequence of such withdrawal the Net Value of the Account is less than $250 million

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(the “Minimum Investment Amount”) until September 30, 2010.  For the avoidance of doubt, nothing contained in this Agreement or any other agreement in respect of the Account (other than Section 13(e)) shall be construed to (i) require Client or any of Client’s affiliates to make any additional contributions to the Account, (ii) permit a Withdrawal Fee to be imposed with respect to any withdrawal from the Account, (iii) prohibit Client from withdrawing (and Client may withdraw) a portion of its investment in the Account in accordance with the immediately preceding sentence or (iv) regardless of the Net Value of the Account (but subject to the Net Value of the Account at the time of such withdrawal being equal to at least the Closing Date Excess) prohibit Client from withdrawing (and Client may withdraw) a portion the Account not to exceed the Closing Date Excess.  “Closing Date Excess” means the excess of the Net Value of the Account on the date of the Closing over $250 million.  No withdrawal may be made pursuant to the first sentence of this Section 13(a) or pursuant to Section 13(b)(ii) or (c)(i) (insofar as such clause triggers the rights pursuant to Section 13(b)(ii)) until the Client has withdrawn the Closing Date Excess from the Account.

(b)           Limitations on Withdrawals.  Subject to Section 13(e), as of September 30, 2010 and as of any last Business Day of each calendar quarter-end following September 30, 2010 (each such date, a “Withdrawal Date”), Client may make a withdrawal of its investment in the Account, no such withdrawal in the aggregate to exceed the greater of (i) $40 million and (ii) an amount such that, following any such withdrawal, the Net Value of the Account upon the effective Withdrawal Date shall equal the Minimum Investment Amount less the product of (x) $40 million and (y) the number of completed calendar quarters commencing with the calendar quarter ending on September 30, 2010 and ending on, and including, such Withdrawal Date.

(c)           Permitted Early Withdrawals.

(i)            Notwithstanding anything to the contrary herein (but subject to Section 13(e) and the last sentence of Section 13(a)), if on the last Business Day (the “Deficiency Date”) of any month prior to September 30, 2010 (but in no event prior to the date that is 90 days after the closing (the “Closing”) of the transactions contemplated by that certain Transaction Agreement and Agreement and Plan of Merger by and among Ramius, Cowen Group, Inc., LexingtonPark Parent Corp. (“LPP”), Lexington Merger Corp. and Park Exchange LLC, dated as of the date hereof (the “Transaction Agreement”)) the Net Value of the Account as of such date, is less than 95% of the excess of (x) the Net Value of the Account as of the Closing over (y) the Withdrawal Adjustment, then Section 13(b) shall apply commencing on the Deficiency Date and the Deficiency Date and the last Business Day of each three month period thereafter shall be a Withdrawal Date.  “Withdrawal Adjustment” means the Net Value (calculated as of the effective date of withdrawal) of all withdrawals hereunder since the Closing, decreased, in the case of each such withdrawal, by the Net Profits in respect of the Account and increased by the Net Losses in respect of the Account, in each case attributable (on a pro rata basis) to the assets so withdrawn, from the date of the Closing to the effective date of such withdrawal.

(ii)           Notwithstanding anything to the contrary herein (but subject to Section 13(e)), at any time after the earliest to occur of (A) the Other Investor Amount

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being less than 70% of the Other Investor Amount as of the date of the Closing (the “Initial Other Investor Amount”), (B) the Net Value of the Account on the last Business Day of any calendar month commencing with the calendar month immediately following the calendar month in which the Closing occurs, being less than 85% of the excess of (x) the Net Value of the Account as of the Closing over (y) the Withdrawal Adjustment  (computed as of the Business Day on which the Net Value of the Account for purposes of this clause (B) is being computed) (any deficiency described in this clause (B) being a “Clause (B) Deficiency”), (C) Ramius ceasing to be controlled by at least two of Peter A. Cohen (“Cohen”), Morgan B. Stark (“Stark”), Thomas W. Strauss (“Strauss”) and Jeffrey Solomon (“Solomon”), (D) the Account, or Ramius Multi-Strategy Fund Ltd. or Ramius Multi-Strategy Fund LP (collectively, the “Funds”) no longer being managed by LPP or a subsidiary thereof (or, prior to Closing, Ramius or a subsidiary thereof) or a Change of Control having occurred, or (E) any R Key Principal directly or indirectly selling, assigning, transferring or otherwise disposing of shares of the common stock of LPP received from Ramius or Ramius selling, assigning, transferring or otherwise disposing of shares of common stock of LPP allocable to any such person (in each case, other than any sale, assignment, transfer or disposition permitted by (or of  shares distributed pursuant to) the proviso to Section 4.05(d) of the Fourth Amended and Restated Limited Liability Company Agreement of Ramius (the “Ramius LLC Agreement”) or a distribution by Ramius of common stock of LPP permitted by the Ramius LLC Agreement or any distribution by Ramius permitted by Section 4.06 of the Ramius LLC Agreement) (a “Liquidation Election”), Client may withdraw all or a portion of the investment in the Account; provided that written notice of any withdrawals made pursuant to this Section 13(c)(ii) is delivered to Manager at least 30 days prior to such withdrawal.  “Other Investor Amount” means the net value of all assets in the Funds (as determined in accordance with the organizational documents of such Funds), other than the portion thereof allocable to Client, plus all net losses allocable to investors in the Funds other than those allocable to Client (determined in accordance with the organizational documents of the Funds) (the “Non-Client Members”) since the Closing to the date as of which the Other Investor Amount is computed.

“Change of Control” means the occurrence of any merger, consolidation, tender offer or any other transaction resulting in the stockholders of  LPP immediately before such transaction owning less than a majority of the aggregate voting power of the resultant entity or any sale of all or substantially all of the assets of LPP; provided that the transactions contemplated by the Transaction Agreement shall not be deemed to cause a Change of Control.

“R Key Principal” means any of [*******************************], except that any such person shall not be deemed to be a R Key Principal if such person is no longer employed by LPP or any of its subsidiaries due to such person’s termination by LPP or its subsidiaries (or before the Closing, Ramius (or its subsidiaries)) without cause or the termination of such employment due to such person’s death or disability (within the meaning of the benefit plans of LPP or its subsidiaries or, before the Closing, Ramius or its subsidiaries).  For the avoidance of doubt, a sale, assignment, transfer or disposition of shares of the common stock of LPP by any such person to a permitted transferee (i.e. any person or entity in respect

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of such person described in Section 5.01(a)(i) of the Ramius LLC Agreement (a “Permitted Transferee”)) of such person shall not be deemed to be a sale, assignment, transfer or disposition of such shares by an R Key Principal but a sale, assignment, transfer or other disposition by any such Permitted Transferee (other than back to such R Key Principal or another Permitted Transferee of such R Key Principal or in a transaction which had it been effected by such R Key Principal or Ramius would not have been a Liquidation Election) shall be deemed to be such a sale, assignment, transfer or disposition unless prior to the time of such sale, such R Key Principal is no longer employed by LPP or any of its subsidiaries due to such person’s termination by LPP or its subsidiaries (or, before the Closing, Ramius or its subsidiaries) without cause or the termination of such employment due to such person’s death or disability (within the meaning of the benefit plans of LPP or its subsidiaries or, before the Closing, Ramius or its subsidiaries).

(iii)          Manager will promptly inform Client in the event that (A) the Deficiency Date is or is reasonably likely to occur, (B) the Other Investor Amount is or is reasonably likely to be less than 70% of the Initial Other Investor Amount, (C) a Clause (B) Deficiency does, or is reasonably likely to, exist, (D) Ramius ceases to be controlled by at least two of Cohen, Stark, Strauss and Solomon, (E) an event described in Section 13(c)(ii)(D) has occurred or (F) there has been a Liquidation Election.

(d)           Other Permitted Withdrawals.  Notwithstanding anything else to the contrary herein (but subject to Section 13(e)), if at any time any of the underlying funds or other investment vehicles (or the Funds) in which the Client is invested hereunder generally suspends or otherwise restricts withdrawals from such fund or other investment vehicle (or the Funds) (an “Extraordinary Event”), Client may withdraw an amount of the investment in the Account (the “Extraordinary Event Amount”) equal to the product of (i) an amount obtained by dividing (x) the aggregate Net Value of all withdrawals made by all Non-Client Members in such underlying funds or other investment vehicles (or the Funds, as the case may be) during the pendency of such restrictions by (y) the aggregate Net Value of the investments of such withdrawing Non-Client Members in such underlying funds or other investment vehicles (or the Funds, as the case may be) immediately before such Extraordinary Event and (ii) the excess of the Net Value of the Account invested in such underlying funds or other investment vehicles (or the Funds, as the case may be) as of the date immediately preceding the Extraordinary Event over the Net Value of all assets in the Account withdrawn by Client since such date pursuant to any other provision of this Agreement that were invested in such underlying funds or other investment vehicles (or the Funds, as the case may be).  For the avoidance of doubt, the occurrence of an Extraordinary Event shall not be deemed a breach by Manager of this Agreement or any other agreement in respect of the Account and references to underlying funds or other investment vehicles (or the Funds) in this Section 13(d) shall be references to funds or other investment vehicles (or the Funds) in which the Account is directly invested.

(e)           Notwithstanding any other provision in this Amendment or in the Amended and Restated Agreement, the withdrawal terms provided herein shall in all cases be subject to the withdrawal provisions applicable to the underlying funds or other investment vehicles in which the Client is invested; provided however that each of the Funds agree that if

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there is an Extraordinary Event at such fund and during the pendency of such Extraordinary Event any Non-Client Member receives a distribution with respect to such fund, then irrespective of the fact that Client, or Manager on Client’s behalf, had not made a redemption notice to such fund as of such Extraordinary Event, Client shall be treated as if Client, or Manager on Client’s behalf, had made a redemption notice before the Extraordinary Event in an amount such that Client will be entitled receive the Extraordinary Event Amount.  All withdrawals provided for in this Amendment shall be subject to 30 calendar days notice; provided that, in the event that a withdrawal notice is made pursuant to Section 13(c)(i) at any time, any such notice provided promptly by the Client after becoming aware of a Deficiency Date shall be deemed to satisfy such notice requirement.  Only with the consent of Client may Manager make distributions in kind.

(f)            For purposes of this Amendment all references to USD shall be compared to the USD/Euro spot rate as of the relevant withdrawal date.

(g)           This Agreement may be terminated by either party upon the withdrawal or distribution of all of the assets held in the Account.  No such termination shall affect liability for fees earned through the termination date and the provisions of Sections 4, 5, 6, 12 and this Section 13 shall survive any such termination.

(h)           No amount may be withdrawn from the Account except in provided in this Section 13.

3.             Section 21 of the Amended and Restated Agreement is hereby amended in its entirety and replaced by such section with the following:

Section 21.        Date of Closing; Information.

(a)           Whenever this Agreement refers to the date of the Closing for purposes of calculating the relevant Net Value, Withdrawal Adjustment or Initial Other Investor Amount, the Closing shall be deemed to have occurred as of the calendar month end in which the Closing occurred.

(b)           Ramius shall furnish Client with such information regarding the Funds (of the type and scope of the information with respect to Ramius Enterprise LP that Ramius is required to deliver to Lender (as defined in and pursuant to) the Secured Revolving Credit Agreement dated as of the date hereof, among Ramius, Bayerische Hypo-Und Vereinsbank AG, New York Branch and the other parties thereto) that Client may reasonably request.  Without limiting the foregoing, Manager shall supply to Client information of substantially the same type and scope, within substantially the same timeframe and otherwise on substantially the same basis as has been previously supplied to Client by Manager with respect to the Account.

4.             Section 23 of the Amended and Restated Agreement is hereby deleted in its entirety.

5.             Preservation of Rights Letter.  The Manager hereby acknowledges and agrees that the Amended and Restated Agreement, as amended hereby, shall be subject to and incorporate the rights of Client and its affiliates and Ramius and its affiliates and the

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provisions with respect to the Amended and Restated Agreement, as amended hereby, both as reflected in that certain letter agreement dated as of the date hereof by and among Bank Austria Alpine Holdings, Inc., Bank Austria Creditanstalt AG, HVB Alternative Advisors, LLC, Ramius Fund of Funds Group, LLC, Ramius and C4S & Co., LLC (the “Rights Letter”).

6.             Inconsistency and Governing Terms.  In case of any inconsistency with the terms and conditions set forth in the Amended and Restated Agreement or any other agreement with respect to the Account regarding the matters set forth in this Amendment, this Amendment will prevail.  Any other terms of the Amended and Restated Agreement shall remain in full force and effect.

7.             Capitalized Terms.  Any capitalized terms used herein and not defined shall have the meaning set forth in the Amended and Restated Agreement unless indicated otherwise.

8.             Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without having regard to the conflicts of law rules.

9.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.           Effectiveness.  This Amendment shall terminate upon termination of the Transaction Agreement or upon certain other events as set forth in the Rights Letter, in which event the parties hereto agree that this Amendment shall be deemed never to have been in effect.

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IN WITNESS WHEREOF, this Agreement has been duly signed by or on behalf of the parties hereto as of the day and year first above written.

ALPINE CAYMAN ISLANDS LIMITED,
as Client

By:	/s/ Gavin Burke
Name: Gavin Burke
Title: Managing Director

By:	/s/ John Gallagher
Name: John Gallagher
Title: Managing Director - Tax

RAMIUS LLC,
as Manager

By: C4S & Co., L.L.C., its managing member

By:	/s/ Peter A. Cohen
Name: Peter A. Cohen
Title: Managing Member

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With respect to the provisions of the first sentence of Section 13(e):

RAMIUS MULTI-STRATEGY FUND, LTD.

By: Ramius Advisors, LLC,
as Advisor

By:	/s/ Marran H. Ogilvie
Name: Marran H. Ogilvie
Title: Authorized Person

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